Exhibit 99.1

Digimarc Announces Proposed Public Offering of Common Stock

BEAVERTON, Ore. – August 4, 2016 – Digimarc Corporation (NASDAQ: DMRC), the inventor of the Digimarc Discover® platform featuring the Digimarc Barcode for automatically identifying and interacting with virtually any media, today announced that it is offering to sell its common shares in an underwritten public offering.

Needham & Company and Cowen and Company are acting as joint book-running managers for the offering. Craig-Hallum Capital Group and B. Riley & Co. are acting as co-managers of the offering.

Digimarc Corporation intends to use the net proceeds from the offering for general working capital purposes as well as to accelerate the Company’s growth initiatives. These growth initiatives include increasing sales, marketing and operations resources for global expansion; supporting a growing supplier network, and feasibility and pilot projects with prospective customers; continuing development of tools and processes to support efficient, effective and timely implementation of its technology; and further research and intellectual property development.

The shares described above are being offered by Digimarc Corporation pursuant to a registration statement on Form S-3 previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”). A preliminary prospectus supplement relating to the offering has also been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Needham & Company, LLC, 445 Park Avenue, New York, NY 10022, (800) 903-3268.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Beaverton, Oregon, is the inventor of the Digimarc Discover® platform featuring the imperceptible Digimarc Barcode for automatically identifying and interacting with virtually any media. Digimarc owns an extensive intellectual property portfolio, with patents in digital watermarking, content identification and management, media object discovery, and intuitive computing more generally.

Forward-looking Statements

With the exception of historical and factual information contained in this release, the matters described in this release contain various “forward-looking statements.” These forward-looking statements include statements and any related inferences regarding expectations with respect to its proposed public offering, including the expected use of any proceeds therefrom, and other statements identified by terminology such as “will,” “should,” “expects,” “estimates,” “predicts” and “continue” or other derivations of these or other comparable terms. These forward-looking statements are statements of management’s opinion and are subject to various assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements in this release as a result of changes in economic, business and/or regulatory factors. More detailed information about risk factors that may affect actual results are set forth in the company’s Form 10-K for the year ended December 31, 2015 and in subsequent periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this release. Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.